SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                            SEC File Number: 0-51007
                             CUSIP Number: 63008X107

|_| Form 10-K   |_| Form 20-F  |_| Form 11-K   |X| Form 10-Q  |_| Form N-SAR
|_| Form N-CSR

                      For the Period Ended: August 31, 2008

                       |_| Transition Report on Form 10-K
                       |_| Transition Report on Form 20-F
                       |_| Transition Report on Form 11-K
                       |_| Transition Report on Form 10-Q
                       |_| Transition Report on Form N-SAR

             For the Transition Period Ended: _____________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates:


                        PART I -- REGISTRANT INFORMATION

NanoSensors, Inc.
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Full Name of Registrant

1475 Veterans Blvd.
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Address of Principal Executive Offices (street and number)

Redwood City, CA 94063
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City, State and Zip Code


                       PART II -- RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

|X|         (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|         (b)   The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
                  N-CSR, or portion thereof, will be filed on or before the
                  fifteenth calendar day following the prescribed due date; or
                  the subject quarterly report or transition report on Form
                  10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
|_|         (c)   The accountant's statements or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

NanoSensors, Inc. ("NanoSensors" the "Registrant") files this notification for a 5-day extension for filing its Quarterly Report on Form 10-QSB for the period ended August 31, 2008 ("Form 10-QSB"). The Registrant's Form 10-Q for the quarterly period ended August 31, 2008 could not be filed within the prescribed time period because certain information and data relating to and necessary for the completion of the Registrant's financial statements and management's discussion and analysis could not be obtained by the Registrant within such time period without unreasonable effort or expense.


                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Joshua Moser        (650)          641-2349
      ------------        ---------      ----------------
      Name                Area Code      Telephone Number


(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                    SIGNATURE


                                NanoSensors, Inc.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 15, 2008                      By: /s/ Joshua Moser
                                                --------------------------------
                                                Joshua Moser
                                                Interim Chief Financial Officer